EXHIBIT 10.3

REDWOOD TRUST, INC.
[FORM OF]
RESTRICTED STOCK UNIT AWARD AGREEMENT (CASH-SETTLED)

RESTRICTED STOCK UNIT AWARD AGREEMENT (CASH-SETTLED) dated as of the [Date] day of [Month] [Year] (the “Award Agreement”), by and between Redwood Trust, Inc., a Maryland corporation (the “Company”), and [First Name] [Last Name], an Employee, Consultant or non-employee Director of the Company (the “Participant”). References to the Company herein shall include the subsidiaries and Affiliates (as defined in Exhibit A).

Pursuant to the Redwood Trust, Inc. Second Amended and Restated 2014 Incentive Award Plan (as may be amended from time to time, the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined that the Participant is to be granted an award of Restricted Stock Units covering shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms and conditions set forth herein (the “Award”), and the Company hereby grants such Award.  Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

1.         Number of Shares Awarded.  This Award entitles the Participant to receive cash payment(s) in respect of [Number of shares (_____)] shares of Common Stock (the “Award Shares”), subject to the vesting schedule set forth in Section 3 below.

2.         Dividends.  In accordance with Section 10.4 of the Plan, the number of Award Shares set forth in Section 1 shall not be adjusted to reflect the payment of regular cash dividends declared on Common Stock during the DER Period (as defined below).  The Participant will be entitled to a Dividend Equivalent (each, a “DER”) for each Award Share pursuant to which the Participant will be entitled to receive, pursuant to the Plan, an amount equal to the aggregate regular cash dividends with a record date occurring after the Grant Date (as defined below) and prior to the date the Award Share is settled or forfeited that would have been payable to the Participant with respect to the share of Common Stock underlying the Award Share had it been outstanding on the applicable record date. DERs shall remain outstanding from the Grant Date until the earlier of the payment / delivery or forfeiture of the underlying Award Share, at which point, the corresponding DER will be forfeited. Any DER amounts that may become payable in respect of this Section 2 shall be paid as and when the dividends in respect of which such DER payments arise are paid to holders of Common Stock, without regard to the vested status of the underlying Award Share. Any DER amounts that may become payable in respect of this Section 2 shall be treated separately from the Award Shares and the rights arising in connection therewith for purposes of Section 409A of the Code.

3.         Vesting and DER Periods.

(a) The Award Shares shall vest on the following schedule:

As of December [xx], 20[xx], 25%;

As of December [xx], 20[xx], 25%;

As of December [xx], 20[xx], 25%; and

As of December [xx], 20[xx], 25%.

Award Shares that have become vested pursuant to this Section 3 are referred to as “Vested Award Shares”.  The date on which an Award Share becomes a Vested Award Share is referred to as a “Vesting Date”. With respect to an Award Share, the period from the date of this Award to the applicable date or dates specified for delivery of such Award Share is referred to as the “DER Period”.

(b)Upon the Participant’s Termination of Service due to Disability or death or a Qualifying CIC Termination (as defined below), in each case, prior to the expiration of the vesting period in Section 3(a), any Award Shares not vested at the time of such termination shall immediately vest and shall not be forfeited. Notwithstanding anything herein or in the Plan, for purposes of this Award Agreement, a “Disability” shall only exist if the Participant is “disabled” within the meaning of Section 409A of the Code.

(c)Upon the Participant’s Termination of Service due to Retirement (as defined below) on or following the one-year anniversary of the Grant Date (as defined below), any Award Shares not vested at the time of such termination shall immediately vest and shall not be forfeited. Upon the Participant’s Termination of Service due to Retirement prior to the one-year anniversary of the Grant Date, a number of Award Shares not vested at the time of such Termination of Service shall vest such that the total number of Award Shares vested with respect to this Award equals the total number of Award Shares, pro-rated based on (x) the number of days from the Grant Date through the date on which the Participant experiences a Termination of Service due to Retirement, divided by (y) [366/365], and such pro-rata portion of the Award Shares shall not be forfeited.

(d)Upon the Participant’s Termination of Service prior to the expiration of the vesting period in Section 3(a), any Award Shares not vested at the time of such termination (after taking into account any vesting that occurs in connection with Disability or death, Retirement or a Qualifying CIC Termination) shall be forfeited.

(e)The Company shall pay to the Participant, in settlement of the Vested Award Shares, an amount in cash equal to the Fair Market Value of a share of Common Stock on the applicable Vesting Date, multiplied by number of Vested Award Shares that vested on such date. Such settlement payment shall be made within 30 days following the first to occur of (i) a “change in control event” of the Company (within the meaning of Section 409A of the Code), (ii) the Participant’s death, (iii) the Participant’s “separation from service” from the Company (within the meaning of Section 409A of the Code) and (iv) the applicable Vesting Date. Notwithstanding anything to the contrary contained herein, the exact settlement payment date of such amounts with respect to the Vested Award Shares shall be determined by the Company in its sole discretion (and the Participant shall not have a right to designate the time of payment).

(f)For purposes of this Agreement, the following terms have the meanings set forth below:

(i)     A “Qualifying CIC Termination” means the Participant’s Termination of Service by the Company without Cause or by the Participant for Good Reason, in either case, on or within twenty-four (24) months following a Change in Control (as defined in the Plan).

(ii)    “Cause” shall have such meaning defined in the Participant’s employment agreement with the Company or, if no such agreement exists or does exist but does not contain such a definition, shall mean: (a) the Participant’s failure to competently perform the Participant’s job or duties to the Company, as reasonably determined by the Company, which failure shall continue for thirty (30) days after written notice thereof by the Company to the Participant; (b) any act of negligence or misconduct by the Participant that has had or is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, the Company or any of its business affairs, reputation, counterparties, employees, agents or vendors; (c) the Participant’s breach of any fiduciary duty or obligation to the Company; (d) (A) the Participant’s breach of any Company policy (including any code of conduct or harassment policies), which is reasonably likely to have an adverse effect on, or has injured or harmed or is reasonably likely to injure or harm, the Company or (B) any breach by the Participant of an agreement with the Company; (e) the Participant’s commission of, indictment for, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (f) the Participant’s theft, misappropriation, or embezzlement, or attempted theft, misappropriation, or embezzlement, of money or tangible or intangible assets or property of the Company or any of its employees, customers, clients, or others having business relations with any of them; (g) any act of moral turpitude, dishonesty, or similar behavior by the Participant injurious to the interests, property, operations, business or reputation of the Company; or (h) the Participant’s unauthorized use or disclosure of trade secrets or confidential or proprietary information of the Company or pertaining to any of its business or operations.

(iii)    “Good Reason” shall have such meaning defined in the Participant’s employment agreement with the Company or, if no such agreement exists or does exist but does not contain such a definition, shall mean the occurrence of any one or more of the following events, without the Participant’s prior written consent: (a) a material reduction (at the direction of the Company) in the value of the Participant’s total compensation package (salary, wages, bonus opportunity, equity or other long-term incentive award opportunities, and benefits) if such a reduction is not linked to the performance of the Company or one or more of its business units or subsidiaries or made in proportion to an across-the-board reduction for all similarly-situated employees of the Company or the applicable business unit or employing subsidiary; or (b) the relocation of the Participant’s principal Company office to a location more than 25 miles from its location as of the date of the Participant’s Participation Notice, except for required travel on the Company’s business to the extent necessary to fulfill the Participant’s obligations to the Company or any of its subsidiaries or affiliates.  Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless: (1) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within 90 days after the date of the occurrence of any event that the Participant knows or should reasonably have known to constitute Good Reason; (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice; and (3) the effective date of the Participant’s termination for Good Reason occurs no later than 30 days after the expiration of the Company’s cure period.

(iv)     “Grant Date” means the date first written above in this Agreement.

(v)     “Retirement” shall mean a Termination of Service due to retirement (as determined by the Committee in its sole discretion) if such Termination of Service (i) occurs on or after the completion by the Participant of [ten (10)] years of employment with the Company (which need not be continuous) and (ii) the sum of the Participant’s age and years of service as an Employee equals or exceeds [seventy (70)] (in each case measured in years, rounded down to the nearest whole number). [Notwithstanding the generality of the foregoing, a Termination of Service shall only constitute a Retirement if the Participant provides the Company with at least [12] months’ written notice of his or her anticipated retirement.]

 4.         At-Will Employment.  This Award Agreement is not an employment contract and nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation of the Participant to continue as an Employee, Consultant or Director of the Company or on the part of the Company to continue the employment or other service relationship of the Participant with the Company.  It is understood and agreed to by the Participant that the Award and participation in the Plan does not alter the at-will nature of the Participant’s relationship with the Company (subject to the terms of any separate employment agreement the Participant may have with the Company).  The at-will nature of the Participant’s relationship with the Company can only be altered by a writing signed by both the Participant and the Chief Executive Officer or the President of the Company.

5.         Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Participant either at the Participant’s address set forth below or such other address as the Participant may designate in writing to the Company, and to the Company:  Attention:  Chief Legal Officer, at the Company’s address or such other address as the Company may designate in writing to the Participant.

6.         Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

7.        Restrictive Covenants; Arbitration. The Participant agrees and acknowledges that the Participant’s right to receive any payments with respect to the Award Shares and any DER payments is subject to and conditioned upon the Participant’s continued compliance with the restrictive covenants contained in Exhibit A attached hereto.   In addition, the Participant agrees and acknowledges that, subject to the “Injunctive Relief” provisions of Exhibit A attached hereto, any dispute arising with respect to this Award and this Award Agreement will be subject to the Alternative Dispute Resolution provisions set forth in an Employment and Confidentiality Agreement (or any other arbitration or alternative dispute resolution provisions or agreements) by and between the Participant and the Company.

8.         Existing Agreements.  This Award Agreement does not supersede nor does it modify any existing agreements between the Participant and the Company.

9.         Incorporation of Plan.  The Plan is incorporated by reference and made a part of this Award Agreement, and this Award Agreement is subject to all terms and conditions of the Plan as in effect from time to time.

10.         Amendments.   This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

11.    Withholding.    The Company shall withhold, or cause to be withheld, amounts payable in respect of Award Shares in satisfaction of any applicable withholding tax obligations.

12.         Section 409A. Notwithstanding anything to the contrary contained in this Award Agreement, this Award Agreement is intended to comply with or be exempt from Section 409A of the Code and this Award Agreement and the Plan shall be interpreted in a manner consistent with such intent, and any provisions of this Award Agreement or the Plan that would cause the Award to fail to be exempt from or to satisfy the requirements for an effective deferral of compensation under Section 409A of the Code shall have no force and effect. Any right under this Award Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Award Agreement, no amounts shall be paid to the Participant under this Award Agreement during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) to the extent that the Administrator determines that the Participant is a “specified employee” (within the meaning of Section 409A of the Code) at the time of such separation from service and that paying such amounts at the time or times indicated in this Award Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes), the Company shall pay to the Participant in a lump-sum all amounts that would have otherwise been payable to the Participant during such six (6)-month period under this Award Agreement.

[Signature page follows…]

IN WITNESS WHEREOF, the parties have executed this Award Agreement on the day and year first above written.

REDWOOD TRUST, INC.

By:	___________________________________________
[Andrew P. Stone]
[Chief Legal Officer & Secretary]
One Belvedere Place, Suite 300
Mill Valley, CA 94941

The undersigned hereby accepts and agrees to all the terms and provisions of this Award Agreement and to all the terms and provisions of the Plan herein incorporated by reference.

[First Name] [Last Name]
c/o Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, CA 94941

EXHIBIT A - Restrictive Covenants

1.Non-Disparagement. Subject to the “Exceptions” set forth in Section 4 of this Exhibit A, while providing services to the Company and thereafter, the Participant agrees not to make negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Company or any entity controlled by, controlling or under common control with the Company (“Affiliates”) or any of the officers, directors, managers, employees, services, operations, investments or products of the Company or any of its Affiliates. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s or entity’s respective business, business reputation, business operations, or personal reputation.

2.Non-Solicitation. (A) While providing services to the Company and, for a period of one (1) year thereafter, the Participant shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any of the Company and its subsidiaries or Affiliates to terminate their employment or other relationship with the Company and its Affiliates or to cease to render services to any of the Company and its subsidiaries or Affiliates, and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity. (B) While providing services to the Company and, for a period of one (1) year thereafter, the Participant shall not solicit, induce, or encourage any customer of, client of, vendor of, or other party doing business with any of the Company and its subsidiaries or Affiliates to terminate its relationship therewith or transfer its business from any of the Company and its subsidiaries or Affiliates, and the Participant shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
•If the Participant resides or works in California or California law applies, this Section 2 shall not apply after the Participant’s employment with the Company ends. However, any conduct relating to the solicitation of the Company’s employees, customers, clients, vendors or other parties doing business with any of the Company and its subsidiaries or Affiliates that involves the misappropriation of the Company’s trade secret or confidential information, such as its protected customer information, will remain prohibited conduct at all times, and nothing in this Award Agreement shall be construed to limit or eliminate any rights or remedies the Company would have against the Participant under trade secret law, unfair competition law, or other laws applicable in California absent this Award Agreement.

•If the Participant resides or works in New York or New York law applies, the post-employment restrictions in clause (B) of this Section 2 shall not apply to any customer, client, vendor, or other party doing business with any of the Company and its subsidiaries or Affiliates who the Participant had a previous business relationship with before employment with the Company.

•If the Participant resides or works in Colorado or Colorado law applies, the definition of “customer of, client of, vendor of, or other party doing business with any of the Company and its subsidiaries or Affiliates” for purposes of this Section 2 shall be modified to cover only those clients, customers, vendors or other parties doing business with any of the Company and its subsidiaries or Affiliates with respect to which Participant was provided trade secrets or confidential information during Participant’s employment by the Company. Participant hereby stipulates that the provisions of this Section 2 are reasonable and necessary for the protection of trade secrets within the meaning Colo. Rev. Stat. § 8-2-113(2)(b) (the “Colorado Noncompete Act”). Accordingly, Participant and the Company agree that the provisions of this Section 2 are reasonable and necessary for the protection of the Company’s trade secrets and confidential information. Participant hereby acknowledges that Participant received notice of these non-solicitation covenants at least fourteen (14) days before the earlier of the effective date of this Award Agreement or the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for such covenants.

1.Confidentiality. Subject to the “Exceptions” set forth in Section 4 of this Exhibit A, the Participant shall keep secret and retain in the strictest confidence all confidential, proprietary and non-public matters, tangible or intangible, of or related to the Company, its stockholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees and agents including, without limitation, trade secrets, business strategies and operations, seller, counterparty and customer lists, manufacturers, vendors, material suppliers, financial information, personnel information, legal advice and counsel obtained from counsel, information regarding litigation, actual, pending or threatened, research and development, identities and habits of employees and agents and business relationships, and shall not disclose them to any person, entity or any federal, state or local agency or authority, except as may be required by law; provided that, in the event disclosure is sought as a result of any subpoena or other legal process initiated against the Participant, the

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Participant shall immediately give the Company’s Chief Legal Officer written notice thereof in order to afford the Company an opportunity to contest such disclosure (such notice to be delivered to: Redwood Trust, Inc., One Belvedere Place, Suite 300, Mill Valley, CA, 94941, Attn: Chief Legal Officer).

2.Exceptions. Nothing herein shall prohibit or restrict the Participant from: (i) making any disclosure of information required by law; (ii) disclosing or discussing any conduct that the Participant in good faith believes is unlawful, including discrimination or harassment, or providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s Human Resources, Legal, or Compliance Departments; (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, any federal, state or municipal law relating to fraud or any rule or regulation of any self-regulatory organization; or (iv) filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency (each a “Governmental Agency”). Nothing herein shall be construed to limit the Participant’s right to receive an award for any information provided to a Governmental Agency in relation to any whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. In addition, notwithstanding the foregoing obligations, pursuant to 18 U.S.C. § 1833(b), the Participant understands and acknowledges that the Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

3.Injunctive Relief. It is expressly agreed by Participant that each breach of the restrictive covenants set forth in this Exhibit A is a distinct and material breach of the attached Award Agreement and that solely a monetary remedy would be inadequate, impracticable and extremely difficult to prove, and that each such breach would cause the Company irreparable harm. It is further agreed that, notwithstanding any other terms of the attached Award Agreement, in addition to any and all remedies available at law or equity (including money damages), the Company shall be entitled to temporary and permanent injunctive relief to enforce the restrictive covenants set forth in this Exhibit A, in accordance with applicable law. It is further agreed that the Company shall be entitled to seek such equitable relief in any forum, including a court of law, notwithstanding the provisions of any arbitration or other alternative dispute resolution provisions or agreement between the undersigned and the Company. The Company may pursue any of the remedies described herein concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other such remedies.

4.Reasonableness/Blue Pencil Doctrine. The Participant understands that the restrictive covenants and other terms set forth in this Exhibit A are intended to protect the Company’s (and its subsidiaries’ and affiliates’) established employee, customer, client, vendor and/or counterparty relations, and the general goodwill of the business of the Company and its subsidiaries and affiliates. The Participant and the Company agree that the covenants set forth in this Exhibit A are reasonable with respect to duration, geographical area, and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Exhibit A is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Exhibit A shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

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